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                                                                     EXHIBIT 3.7



                               WORLD ACCESS, INC.

                          CERTIFICATE OF DESIGNATION OF
                     CONVERTIBLE PREFERRED STOCK, SERIES E,
                 SETTING FORTH THE POWERS, PREFERENCES, RIGHTS,
                  QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS
                        OF SUCH SERIES OF PREFERRED STOCK


         Pursuant to Section 151 of the Delaware General Corporation Law, World Access, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY:

         That pursuant to the authority conferred upon the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Charter"), the Board of Directors of the Corporation on July 6, 2000 (the "Adoption Date") duly adopted the following resolution creating a series of Preferred Stock designated as Convertible Preferred Stock, Series E, and such resolution has not been modified and is in full force and effect on the date hereof:

         RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Charter, a series of the class of authorized Preferred Stock, par value $0.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1.        Designation and Number.

         (a) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 10 below.

         (b) The shares of such series shall be designated as Convertible Preferred Stock, Series E (the "Preferred Stock"). The number of shares initially constituting the Preferred Stock shall be 9,645 which number may be decreased (but not increased) by the Board of Directors without a vote of stockholders; provided, however, that such number may not be decreased below the number of then outstanding shares of Preferred Stock.

         (c) The Preferred Stock shall, with respect to dividend rights, rank (i) pari passu with the Common Stock, Series C Preferred Stock, and Series D Preferred Stock and (ii) junior to the Series A Preferred Stock, Series B Preferred Stock and all other classes and series of Senior Stock now or hereafter authorized.


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         (d)      The Preferred Stock shall, with respect to rights on
liquidation, dissolution and winding up, rank (i) prior to the Common Stock,
(ii) pari passu with the Series B Preferred Stock, Series C Preferred Stock and the Series D Preferred Stock and (iii) junior to the Series A Preferred Stock and all other classes and series of Senior Stock (other than the Series B Preferred Stock) now or hereafter authorized.

Section 2.        Dividends and Distributions.

         (a) In the event that the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash, in capital stock (which shall include, without limitation, any options, warrants or other rights to acquire capital stock) of the Corporation, whether or not pursuant to a shareholder rights plan, "poison pill" or similar arrangement, or other property or assets) to holders of Common Stock, then the Board of Directors shall declare, and the holder of each share of Preferred Stock shall be entitled to receive, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Preferred Stock is convertible on the record date of such dividend or distribution. Any such amount shall be paid to the holders of shares of Preferred Stock at the same time such dividend or distribution is made to holders of Common Stock.

         (b) The holders of shares of Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.

Section 3.        Voting Rights.

         In addition to any voting rights provided by law, so long as the Preferred Stock is outstanding, each share of Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted his shares of Preferred Stock into Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters. Holders of shares of Preferred Stock shall have no voting rights other than those provided in this Section 3.

Section 4.        Redemption.

                  The Corporation shall not have any right to redeem any shares of Preferred Stock.


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Section 5.        Reacquired Shares.

         Any shares of Preferred Stock converted, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Preferred Stock shall upon their cancellation become authorized but unissued shares of preferred stock, par value $.01 per share, of the Corporation and, upon the filing of an appropriate Certificate of Designation with the Secretary of State of the State of Delaware, may be reissued as part of another series of preferred stock, par value $.01 per share, of the Corporation subject to the conditions or restrictions on issuance set forth therein, but in any event may not be reissued as shares of Preferred Stock or other Parity Stock unless all shares of the Preferred Stock issued on the Issue Date shall have already been converted.

Section 6.        Liquidation, Dissolution or Winding Up.

         (a) If the Corporation shall commence a voluntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or consent to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the United States bankruptcy laws or any applicable bankruptcy, insolvency or similar law of any other country, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and on account of any such event the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, no distribution shall be made:

                  (i) to the holders of shares of Junior Stock unless, prior thereto, the holders of shares of Preferred Stock, subject to Section 7, shall have received the Liquidation Preference with respect to each share, or

                  (ii) to the holders of shares of Parity Stock, except distributions made ratably on the Preferred Stock and all other Parity Stock in proportion to the total amounts to which the holders of all shares of the Preferred Stock and other Parity Stock are entitled upon such liquidation, dissolution or winding up.


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                  (b)      Neither the consolidation or merger of the
Corporation with or into any other Person nor the sale or other distribution to another Person of all or substantially all the assets, property or business of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 6.

Section 7.        Voluntary Conversion.

                  (a) Any holder of Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 7, any or all of such holder's shares of Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to Section 7(f), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of
(i) the Liquidation Preference divided by (ii) the Conversion Price (as defined below) then in effect. Such conversion right shall be exercised by the surrender of the shares to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such Shares and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 7(i). All shares of Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Preferred Stock shall be issued in lieu thereof.

                  (b) As promptly as practicable after the surrender, as herein provided, of any shares of Preferred Stock for conversion pursuant to
Section 7(a), the Corporation shall deliver to or upon the written order of the holder of such shares so surrendered a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Preferred Stock have been converted in accordance with the provisions of this Section 7. Subject to the following provisions of this paragraph and of Section 7(c), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Preferred Stock shall have been surrendered in satisfactory form for conversion, and the converting holder of shares of


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Preferred Stock shall be treated for all purposes as having become the record holder of such Common Stock at such time, and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no surrender shall be effective to constitute the converting holder of shares of Preferred Stock as the record holder of such Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five (5) days), but such surrender shall be effective to constitute the converting holder of shares of Preferred Stock as the record holder thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Conversion Price in effect at, such time on such next succeeding day.

         (c) The Conversion Price (and the price at which a share of Common Stock is valued pursuant to Section 8) shall be subject to adjustment as follows:

                  (i) In case the Corporation shall at any time or from time to time (A) pay a dividend or make a distribution on the outstanding shares of Common Stock in capital stock (which, for purposes of this Section 7(c) shall include, without limitation, any options, warrants or other rights to acquire capital stock) of the Corporation, (B) subdivide the outstanding shares of Common Stock into a larger number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares, (D) issue any shares of its capital stock in a reclassification of the Common Stock or (E) pay a dividend or make a distribution on the outstanding shares of Common Stock in securities of the Corporation pursuant to a shareholder rights plan, "poison pill" or similar arrangement, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 7(c)(i) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (B) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

                  (ii) In case the Corporation shall at any time or from time to time distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends payable in shares of Common Stock for which adjustment is made under Section 7(c)(i)) or rights or warrants to subscribe for or purchase securities of the Corporation


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(excluding those in respect of which an adjustment in the Conversion Price is made pursuant to Section 7(c)(i)), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Price of the Common Stock on the record date referred to below and (y) the denominator of which shall be such Market Price of the Common Stock less the then Fair Market Value (as determined by the Board of Directors of the Corporation) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such denominator not to be less than one). Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

                  (iii) Notwithstanding anything herein to the contrary, no adjustment under this Section 7(c) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least $0.05 in the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least $0.05 in such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Preferred Stock pursuant hereto.

         (d) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

         (e) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Preferred Stock a certificate, signed by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

         (f) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of any shares of Preferred Stock. If more than one share of Preferred Stock shall


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be surrendered for conversion at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Market Price of the Common Stock on the Business Day preceding the day of conversion shall be paid to such holder in cash by the Corporation.

         (g)      In case at any time or from time to time:

                  (i) the Corporation shall declare a dividend (or any other distribution) on its Common Stock;

                  (ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants;

                  (iii) there shall be any reclassification of the Common Stock, or any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

                  (iv) there shall be any voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to each holder of shares of Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

         (h) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock pursuant to Section 7(a) or 8(a), such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock, and shall take all action required to increase the


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authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock.

         (i) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock pursuant to Section 7(a) or 8(a) shall be made without charge to the converting holder of shares of Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of the holders of the shares of Preferred Stock converted.

Section 8.        Mandatory Conversion.

         (a) If for ten (10) consecutive Trading Days the Market Price of the Common Stock for each day of such period exceeds the Conversion Price in effect on each such Trading Day, then on the Business Day next succeeding such ten (10) day period (the "Ten Day Conversion Date"), the outstanding shares of Preferred Stock shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to Section 7(f), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Conversion Price in effect on the Ten Day Conversion Date.

         (b) Any shares of Preferred Stock that have not been converted into shares of Common Stock pursuant to the terms of this Certificate of Designation on that date which is three (3) years following the Issue Date (the "Three Year Conversion Date") shall automatically be converted into such number of fully paid and non-assessable shares of Common Stock as is equal, subject to
Section 7(f), to the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the Current Market Price in effect on the Three Year Conversion Date (the "Three Year Conversion Price"). Notwithstanding the foregoing, (x) the Three Year Conversion Price shall in no event be less than $11.50, subject to adjustment on the same basis as the Conversion Price pursuant to Section 7(c), and (y) in the event that (A) the Three Year Conversion Price is less than the Market Price on the Issue Date, subject to adjustment on the same basis as the Conversion Price pursuant to Section 7(c), and (B) the NASDAQ Composite Index ("IXIC") as of the close of business on the Three Year Conversion Date is eighty-five percent (85%) or less than the IXIC as of the close of business on the Issue Date (the difference between one hundred percent (100%) and such percentage is hereinafter referred to as the "Market Correction Percentage"), then the Three Year Conversion Price shall be increased by a percentage equal to that portion of the Market Correction Percentage in excess of fifteen percent (15%).


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Notwithstanding the foregoing, in no event, shall the Three Year Conversion
Price be greater than the Conversion Price, subject to adjustment pursuant to
Section 7(c), on the Three Year Conversion Date.

         (c) Within thirty (30) Business Days of the Ten Day Conversion Date or the Three Year Conversion Date, as applicable, the Corporation shall deliver to each holder of Preferred Stock being converted (i) an officer's certificate attesting to the satisfaction of the condition precedent to mandatory conversion and (ii) a certificate or certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Preferred Stock have been converted in accordance with this Section 8. Such conversion shall be deemed to have been made immediately prior to the close of business on the Ten Day Conversion Date or the Three Year Conversion Date, as applicable, and the converting holder of shares of Preferred Stock shall be treated for all purposes as having become the record holder of such Common Stock at such time.

         (d) Notice of any conversion of shares of Preferred Stock pursuant to Section 8(b) shall be mailed at least ten (10), but not more than sixty (60), days prior to the date fixed for conversion to each holder of shares of Preferred Stock to be converted, at such holder's address as it appears on the transfer books of the Corporation.

         (e) Notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, from and after the Ten Day Conversion Date or the Three Year Conversion Date, as applicable, (i) the shares represented thereby shall no longer be deemed outstanding and (ii) all rights of the holders of shares of Preferred Stock to be converted shall cease and terminate, excepting only the right to receive the shares of Common Stock and dividends.

Section 9.        Definitions.

         For the purposes of this Certificate of Designation of Preferred Stock, the following terms shall have the meanings indicated:

         "Business Day" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law or executive order to close.

                  "Common Stock" shall mean and include the Common Stock, par value $.01 per share, of the Corporation and each other class of capital stock of the Corporation that does not have a preference over any other class of capital stock of the Corporation as to dividends or upon liquidation, dissolution or winding up of the Corporation and, in each case, shall include any other class of


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capital stock of the Corporation into which such stock is reclassified or reconstituted.

         "Conversion Price" shall mean $21.75, subject to adjustments as set forth in Section 7(c).

         "Current Market Price" per share shall mean, on any date specified herein for the determination thereof, (a) the average daily Market Price of the Common Stock for those days during the period of ten (10) days, ending on such date, which are Trading Days, and (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Market Price on such date.

         "Fair Market Value" shall mean the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm's-length transaction.

         "Issue Date" shall mean the original date of issuance of shares of Preferred Stock to the holders pursuant to the Purchase Agreement.

         "Junior Stock" shall mean any capital stock of the corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock including, without limitation, the Common Stock.

         "Liquidation Preference" with respect to a share of Preferred Stock shall mean $1,000.00.

         "Market Price" shall mean, per share of Common Stock on any date specified herein: (a) the closing price per share of the Common Stock on such date published in The Wall Street Journal, or if no such closing price on such date is published in The Wall Street Journal, the average of the closing bid and asked prices on such date as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security, the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by NASDAQ and reported by any member firm of the NYSE, selected by the Corporation. If neither (a), (b) or (c) is applicable, Market Price shall mean the Fair Market Value per share determined in good faith by the Board of Directors of the Corporation unless holders of at least fifty-one percent (51%) of the outstanding shares of Preferred Stock request that the Corporation obtain an opinion of a nationally recognized investment banking firm chosen by such holders and the Corporation (at the Corporation's expense), in


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which event Fair Market Value shall be determined by such investment banking firm.

         "NASDAQ" shall mean the National Association of Securities Dealers Automated Quotations System.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "Parity Stock" shall mean any capital stock of the Corporation, including the Preferred Stock, ranking on a par (both as to dividends and upon liquidation, dissolution or winding up) with the Preferred Stock.

         "Person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger) of such entity.

         "Preferred Stock" shall have the meaning set forth in Section 1(b) hereof.

         "Senior Stock" shall mean any capital stock of the Corporation ranking senior to the Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), including, without limitation, the 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A.

         "Series A Preferred Stock" shall mean the 4.25% Cumulative Senior Perpetual Convertible Preferred Stock, Series A, of the Corporation.

         "Series B Preferred Stock" shall mean the 4.25% Cumulative Junior Convertible Preferred Stock, Series B, of the Corporation.

         "Series C Preferred Stock" shall mean the Convertible Preferred Stock, Series C, of the Corporation.

         "Series D Preferred Stock" shall mean the Convertible Preferred Stock, Series D, of the Corporation.

         "Subsidiary" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

         "Trading Days" shall mean a day on which the national securities exchanges are open for trading.


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Section 10.       Modification or Amendment.

         Except as specifically set forth herein, modifications or amendments to this Certificate of Designation may be made by the Corporation with the consent of the holders of more than 50% of the outstanding shares of Preferred Stock.


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         IN WITNESS WHEREOF, World Access, Inc. has caused this Certificate to be duly executed in its corporate name on this 6th day of July, 2000.


                                    WORLD ACCESS, INC.



                                    By: /s/ John D. Phillips
                                       -----------------------------------------
                                       Name:   John D. Phillips
                                       Title:  Chief Executive Officer